UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2017

Rich Uncles Real Estate Investment Trust I

(Exact name of registrant as specified in its charter)

California	000-55623	37-6511147
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3090 Bristol Street, Suite 550
Costa Mesa, California	92626
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 742-4862

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2017, the board of directors (the “Board”) of Rich Uncles Real Estate Investment Trust I (the “Company”) appointed Mr. John H. Davis to replace Ms. Jean Ho as Chief Financial Officer of the Company, effective November 15, 2017. Also on November 10, 2017, the Board appointed Ms. Ho to serve as Chief Operating and Chief Compliance Officer, and continue to serve as Secretary, of the Company, effective November 15, 2017. Prior to November 15, 2017, Ms. Ho continued to serve as the Company’s principal financial and principal accounting officer in her then-current position as Chief Financial Officer and Secretary of the Company.

Mr. Davis, 64, has served as Executive Vice President, Chief Financial Officer and Treasurer of Rich Uncles, LLC, the Company’s sponsor (the “Sponsor”) since October 1, 2017 and previously served as a consultant to the Sponsor and its affiliates, including the Company, from April 2017 to September 30, 2017. Prior to his service with the Company, Mr. Davis was a partner at KPMG LLP, where he worked from September 1976 until his retirement on February 29, 2016. In 1975, Mr. Davis received a bachelor’s degree in Business Administration from the University of Wisconsin-Whitewater and a master’s degree in Business Administration from De Paul University. Mr. Davis is a licensed Certified Public Accountant in the state of Colorado. He is a member of the AICPA, the California CPA Society and the National Association of Real Estate Investment Trusts (“NAREIT”). Mr. Davis also served on NAREIT’s Best Financial Practices Task Force and was a former member of the National Association of Corporate Directors – Southern California Chapter. While he was a partner at KPMG, Mr. Davis specialized in real estate and served many traded and nontraded REITs as well as many SEC registered clients.

Ms. Ho, age 49, has served as Chief Financial Officer of the Company since joining the Sponsor in January 2016 as its Chief Financial Officer. Ms. Ho is also an adjunct professor of taxation at California State University, Fullerton’s Graduate School of Accounting. From 2010 through 2015, Ms. Ho served as the Chief Operating Officer and Chief Financial Officer of Soteira Capital, LLC, a southern California-based, registered investment adviser with approximately $250 million under management that serves investment companies, pooled investment vehicles, pension and profit sharing plans, high net worth individuals, private foundations and charitable organizations. Prior to her service at Soteira Capital, Ms. Ho served as the Chief Financial Officer of MKA Capital Advisors, LLC, a sponsor and manager of an approximately $750 million private real estate investment fund, and, prior to that, as a Director at BridgeWest, LLC, a $500 million family office. Prior to entering private practice, she was employed by KPMG LLP, specializing in real estate, financial services, and personal financial planning. Ms. Ho has also been a member of the California State Bar since 1996 and a licensed Certified Public Accountant in California since 1992.

There are no arrangements or understandings between either Mr. Davis or Ms. Ho and any other person pursuant to which such person was appointed to serve as an executive officer of the Company. There are also no family relationships between either Mr. Davis or Ms. Ho and any director or executive officer of the Company, and neither Mr. Davis nor Ms. Ho has no direct or indirect material interest in any “related party” transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On November 10, 2017, the Company held its annual meeting of stockholders at the offices of the Company located at 3090 Bristol Street, Suite 550, Costa Mesa, California. At the annual meeting, the Company’s stockholders voted in person or by proxy on (1) the election of the following individuals to the board of directors: Harold C. Hofer, Raymond E. Wirta, Vipe Desai, David Feinleib, Jonathan Platt, Jeffrey Randolph and John Wang; and (2) the ratification of the appointment of Anton & Chia, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. Results of the voting at the annual meeting of stockholders are set forth below.

Election of Directors. The Company’s stockholders elected the following seven directors to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. The voting results were as follows:

Name	For	Against	Abstain	Broker Non-Votes
Harold C. Hofer	4,244,195.853	16,526.440	218,926.203	–
Raymond E. Wirta	4,053,234.120	64,747.436	361,666.940	–
Vipe Desai	3,986,025.625	80,104.211	413,518.660	–
David Feinleib	3,962,868.535	98,335.775	418,444.186	–
Jonathan Platt	3,993,862.743	84,465.487	401,320.266	–
Jeffrey Randolph	4,018,335.093	69,080.979	392,232.424	–
John Wang	4,003,009.207	101,548.637	375,090.652	–

 Appointment of Independent Registered Public Accounting Firm. The appointment of Anton & Chia as the Company’s independent registered public accounting firm was ratified. The voting results were as follows:

Name	For	Against	Abstain	Broker Non-Votes
Ratification of Anton & Chia Appointment	4,110,281.378	16,255.097	180,436.698	–

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICH UNCLES REAL ESTATE INVESTMENT TRUST I (Registrant)

By:	/s/ John H. Davis
	Name:	John H. Davis
	Title:	Chief Financial Officer

Date: November 15, 2017